Exhibit 99.1



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                         P R E S S   R E L E A S E

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RELEASE DATE:                                 CONTACT:
-------------                                 --------
July 20, 2004                           CHARLES P. EVANOSKI
                                        GROUP SENIOR VICE PRESIDENT
                                        CHIEF FINANCIAL OFFICER
                                        (724) 758-5584


                            FOR IMMEDIATE RELEASE
                            ---------------------

                      ESB FINANCIAL CORPORATION REPORTS
                        SECOND QUARTER 2004 EARNINGS


Ellwood City, Pennsylvania, July 20, 2004 - ESB Financial Corporation (Nasdaq:
ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2004 of $0.22 per diluted share on net income of $2.4 million, which represents a 46.7% increase in net income per diluted share as compared to earnings of $0.15 per diluted share on net income of $1.7 million for the quarter ended June 30, 2003. The Company's annualized return on average assets and average equity were 0.69% and 10.25%, respectively, for the quarter ended June 30, 2004, compared to 0.49% and 6.57%, respectively, for the quarter ended June 30, 2003.

For the six month period ended June 30, 2004, the Company realized earnings of $0.45 per diluted share on net income of $4.8 million, which represents an 18.4% increase in net income per diluted share as compared to earnings of $0.38 per diluted share on net income of $4.0 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.70% and 9.98%, respectively, for the six-month period ended June 30, 2004, compared to 0.60% and 8.04%, respectively, for the six months ended June 30, 2003.

In announcing the results of operations for the quarter and the six months ended June 30, 2004, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are pleased with the second quarter and year to date results and the continued improvement in our net interest margin over last year. Our improved margin is due in part to our decision to restructure and call a significant portion of the Company's fixed rate trust preferred securities and a decline in repayments and amortization of premiums on our investment portfolio. The Company remains focused on improving net interest and non-interest income, while pursuing strategies to grow and provide a sound investment return to our shareholders."

Consolidated net income increased $691,000, or 41.4%, to $2.4 million for the quarter ended June 30, 2004, compared to $1.7 million for the same period in the prior year. This increase was the result of an increase in net interest income, after the provision for loan losses, of $1.1 million and a decrease in


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July 20, 2004

non-interest expense of $135,000, partially offset by a decrease in non-interest income of $376,000 and an increase the provision for income taxes of $218,000. Net interest income increased in the second quarter primarily due to lower interest expense on deposits and borrowings, partially offset by declines in interest income from loans and securities. Included in the decrease of non-interest income were decreases in fees from the sale of loans, gains on the sale of available for sale securities and income from joint ventures of $136,000, $331,000 and $286,000, respectively, partially offset by increases to fees and service charges and prepayment fees on mortgage loans of $130,000 and $217,000, respectively.

Consolidated net income for the six month period ended June 30, 2004, as compared to the six month period ended June 30, 2003, increased $765,000, or 19.0%, to $4.8 million from $4.0 million. This increase was primarily the result of an increase in net interest income, after the provision for loan losses, of $1.7 million and an increase in non-interest income of $128,000, partially offset by an increase in non-interest expense and provision for income taxes of $895,000 and $182,000, respectively. The increase in net interest income after the provision for loan losses for the period ended June 30, 2004 was primarily the result of decreases in interest expense on deposits and borrowings, partially offset by declines in interest income from loans and securities and an increase in provision for loan losses of $270,000. The decrease in interest expense was enhanced by the call of a significant portion of the Company's trust preferred securities early in the first quarter of 2004. Included in the increase to non-interest expense was a charge of approximately $844,000 for the deferred debt issuance costs associated with the redemption of a portion of the Company's subordinated debt in connection with the call of the trust preferred securities.

The Company's total assets decreased by $4.0 million, or 0.3%, to $1.4 billion at June 30, 2004. This decrease resulted primarily from a decrease in securities of $23.8 million, or 2.6%, to $905.1 million, which was partially offset by increases in cash and cash equivalents, loans receivable, Federal Home Loan Bank Stock and prepaid expenses and other assets of $3.6 million, or 23.2%, $8.7 million, or 2.7%, $1.5 million, or 5.0%, and $5.4 million, or
87.5%, respectively. The Company's total liabilities increased by $3.9 million, or 0.3%, to $1.3 billion at June 30, 2004. The increase in total liabilities was primarily the result of an increase in borrowed funds of $21.6 million, or 3.3%, partially offset by a decrease in deposits of $17.4 million, or 2.9%. Total stockholders' equity decreased $7.9 million, or 8.1%, to $89.0 million at June 30, 2004, from $96.9 million at December 31, 2003. The decrease to stockholders' equity was the result of a decrease in accumulated other comprehensive income of $9.5 million as well as increases in treasury stock and unvested shares held by management recognition plan of $892,000 and $181,000, respectively. These decreases were partially offset by increases to additional paid in capital and retained earnings of $403,000 and $1.8 million, respectively, as well as decreases in unearned employee stock ownership plan shares of $498,000. The decrease to accumulated other comprehensive income was a result of the market value adjustment to the Company's investment securities available for sale portfolio. Average stockholders' equity to average assets was 7.03%, and book value per share was $8.31 at June 30, 2004 compared to 7.22% and $8.98 at December 31, 2003.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 16 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.


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July 20, 2004



This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.

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July 20, 2004




                  ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                            Financial Highlights
              (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:

                                                Three Months              Six Months
                                               Ended June 30,           Ended June 30,
                                              2004       2003         2004        2003
                                            -------    -------      -------     -------
    Interest income                         $14,819    $15,743      $30,019     $32,491
    Interest expense                          8,598     10,740       17,328      21,784
                                            -------    -------      -------     -------
    Net interest income                       6,221      5,003       12,691      10,707
    Provision for (recovery of) loan losses     221        152          240         (30)
                                            -------    -------      -------     -------
    Net interest income after provision for
       (recovery of) loan losses              6,000      4,851       12,451      10,737
    Noninterest income                        1,634      2,010        3,696       3,568
    Noninterest expense                       4,811      4,947       10,365       9,470
                                            -------    -------      -------     -------
    Income before provision
       for income taxes                       2,823      1,914        5,782       4,835
    Provision for income taxes                  461        243          982         800
                                            -------    -------      -------     -------
    Net income                              $ 2,362    $ 1,671      $ 4,800     $ 4,035
                                            =======    =======      =======     =======
    Net income per share:
       Basic                                  $0.23      $0.16        $0.47       $0.40
       Diluted                                $0.22      $0.15        $0.45       $0.38

    Annualized return on average assets        0.69%      0.49%        0.70%       0.60%
    Annualized return on average equity       10.25%      6.57%        9.98%       8.04%

FINANCIAL CONDITION DATA:
                                                              As of:
                                                      June 30,   December 31,
                                                        2004         2003
                                                        ----         ----
    Total assets                                    $1,361,784   $1,365,780
    Cash and cash equivalents                           18,881       15,330
    Total investment securities                        905,134      928,936
    Loans receivable, net                              331,185      322,454
    Customer deposits                                  585,618      603,046
    Borrowed funds (includes subordinated debt)        674,047      652,489
    Stockholders' equity                                89,019       96,871
    Book value per share                                 $8.31        $8.98

    Average equity to average assets                      7.03%        7.22%
    Allowance for loan losses to loans receivable         1.13%        1.17%
    Non-performing assets to total assets                 0.22%        0.22%